                                                                     EXHIBIT K-1


                                SCANA CORPORATION

                         Consolidated Federal Income Tax
                        Calendar Year 2002 (preliminary)
                             (Dollars in Thousands)


                                                     Scenario 1           Scenario 2        Scenario 3      Difference between
                                                   Separate Return      Current Alloc.    Proposed Alloc.      Current Alloc.
                                                                            Method             Method            Method and
                                                                         (Section 45C)                         Proposed Alloc.
                                                                                                                    Method
------------------------------------------------------------------------------------------------------------------------------------
SCANA                                                $  (5,432)                  -           $  (5,432)          $  (5,432)
SCE&G                                                   53,596              52,025              53,596               1,571
S.C. Generating Co.                                      4,046               3,927               4,046                 119
S.C. Fuel Co.                                              (40)                (40)                (40)                  -
S.C. Pipeline SubConsolidated Group                        170                 165                 170                   5
SCANA Communications SubConsolidated                   114,425             111,072             114,425               3,353
Group
SCANA Petroleum                                           (858)               (858)               (858)                  -

SCANA Development                                           65                  63                  65                   2
SCANA EM SubConsolidated Group                           1,870               1,815               1,870                  55
Primesouth SubConsolidated Group                         3,851               3,738               3,851                 113
PSNC SubConsolidated Group                               6,655               6,460               6,655                 195


Service Care                                               695                 675                 695                  20
SCANA Resources                                            (77)                (77)                (77)                  -
SCG Pipeline                                                 -                   -                   -                   -
SCANA Services Co.                                        (465)               (465)               (465)                  -

Total                                                $ 178,501           $ 178,501           $ 178,501                   -



NOTE 1: Tax allocations not performed below subconsolidated group levels.

NOTE 2: The effect on 2002 of the proposed allocation method would have resulted in no allocation of tax benefits from SCANA to its subsidiaries. The tax benefit of $9.0 million arising from the interest expense on the Acquisition Debt discussed previously would eliminate SCANA's tax expense reflected above.